Exhibit 99.1

Zion Oil & Gas Successfully Drills, Logs, and Cases Deep Israel Well

Petrophysical Analysis Supports Possibility of Multiple Hydrocarbon Bearing Zones

DALLAS and CAESAREA, Israel, February 26, 2018 /PRNewswire/ -- Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that it has successfully drilled its Megiddo-Jezreel #1 well to a total depth of 5,060 meters (~16,600 feet). Zion also successfully obtained three open-hole wireline log suites (including a formation image log). The well has also been cased and cemented in preparation for upcoming testing of multiple zones of interest, including zone(s) where free-flowing hydrocarbons were collected after circulating mud in the borehole.

Zion’s President and Chief Operations Officer, Dustin Guinn, stated, “We are extremely pleased with the completion of drilling of the MJ #1 well. While it may have taken longer than we would have liked, we had more than 119,000 man-hours with zero recordable incidents while drilling more than three miles into the earth. On a wildcat exploration well, this is an achievement in which all involved should take pride. We also recognize that the goal of this well was to find oil, and we can say with absolute confidence that we were successful in attaining that goal. The next crucial step is being able to effectively test and establish the well’s commerciality. I am excited about this phase as it will be a crucial and historic moment for Zion and its shareholders.”

Zion’s CEO, Victor G. Carrillo, added, “The logs appear to confirm what we know from seeing oil mixed in with the mud – that we encountered live oil in the deep portion of the well. We still await a full interpretation of the image log obtained in our last logging run to ascertain fracture location and intensity. Our interpretation, supported by third party petrophysical analysis, shows multiple zones exhibiting key properties that we will test for production capacity. We cannot comment on the well’s capacity for commercial production until after we conduct and analyze our well testing protocol, which we anticipate to take place in April. We will endeavor to provide further updates as material information becomes available.”

“For You are great, and do wondrous things; You alone are God.” Psalm 86:10

“In His hand are the deep places of the earth …” Psalm 95:1-7

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.